Exhibit 10.6

[YEAR] TSR PERFORMANCE SHARE AWARD AGREEMENT

We are pleased to advise you that the Compensation Committee (the “Committee”) of the Board of Directors of Office Depot, Inc. (the “Company”) has granted you a performance share award pursuant to the Office Depot, Inc. 2019 Long-Term Incentive Plan (the “Plan”). The grant date for your [YEAR] performance share grant (the “Grant Date”) is displayed under the Performance Plan link of the Plan website. Capitalized terms used but not defined in this [YEAR] Performance Share Award Agreement (the “Agreement”) have the meanings given to them in the Plan. This award is subject to federal and local law and the requirements of the NASDAQ Stock Market LLC.

1.	Performance Shares

You have been granted the right to earn shares of the common stock of the Company (“Common Stock”) based upon satisfaction of certain performance conditions pursuant to the provisions and restrictions contained in the Plan and this Agreement (the “Performance Shares”). The target number of Performance Shares that have been awarded to you are displayed for the [YEAR] TSR performance share grant under the Performance Plan link of the Plan website (your “Target Award”).

2.	Vesting

a.	Performance Conditions.

i)

In General. Subject to the terms and conditions set forth in this Section 2(a) and in Section 2(b) below, you will be eligible to earn a number of Performance Shares relative to the number of Performance Shares specified in your Target Award, up to a maximum of 200% of the number of Performance Shares specified in your Target Award, based on the Company’s total shareholder return as determined by the Committee pursuant to paragraph (ii) below (“TSR”) for the period beginning on the Grant Date, and ending on the third anniversary of the Grant Date (the “Performance Period”) relative to the TSR for the Performance Period of a comparison group of companies identified in paragraph (iii) below (the “Comparison Group”), determined as follows:

Company’s TSR Ranking Relative to Comparison Group	Earned Percentage
	Company’s TSR is Positive	Company’s TSR is Negative
90th Percentile or Above	200%	100%
70th Percentile	150%	100%
50th Percentile	100%	100%
30th Percentile	50%	50%
Less Than 30th Percentile	0%	0%

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Straight-line interpolation shall be applied to determine the earned percentage for a percentile that falls between the percentiles specified in the table above.

If the Company’s TSR for the Performance Period is negative, the number of Performance Shares that you will be eligible to earn will be limited to 100% of the number of Performance Shares specified in your Target Award. In addition, the maximum number of Performance Shares that you will be eligible to earn will be limited to the number of Performance Shares having a Fair Market Value on the third anniversary of the Grant Date equal to the number of Performance Shares specified in your Target Award multiplied by [xx SHARE PRICE].

The Committee will determine the number of Performance Shares, if any, that you are eligible to earn as specified above as soon as administratively practicable following the end of the Performance Period (your “Eligible Award”). In all cases, the number of Performance Shares, if any, in your Eligible Award will be rounded up to the nearest whole number of Performance Shares (as necessary). Upon the Committee’s determination of your Eligible Award, you will immediately forfeit all Performance Shares other than your Eligible Award. To become vested in all or a portion of your Eligible Award, you must satisfy the employment requirements of Section 2(b) below.

ii)	Definition of TSR. The Committee will calculate a company’s TSR by the following formula:

[Ending Price divided by Beginning Price] minus 1

For this purpose:

A.	“Beginning Price” is the average closing price of a share of the company’s stock for the 20 trading day period beginning [DATE] and ending on [DATE], multiplied by the Return Factor on each day.

B.

“Ending Price” is the average closing price of a share of the company’s stock for the period of 20 trading days ending on the last trading day of the Performance Period, multiplied by the Return Factor on each day.

C.	“Return Factor” is the cumulative impact of the re-investment of dividends on each ex-dividend date. The Return Factor starts at

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1.00 at the beginning of the Performance Period and is updated upon the first and any subsequent ex-dividend dates up until the last trading day of the Performance Period. All cash special dividends shall be treated like regular dividends. All spin-offs or share-based dividends shall be assumed to be reinvested in the issuing company that same date.

For purposes of A. and B. above, the closing price of a share of the company’s stock on a particular date shall be determined as follows: (x) if the shares are listed on the NASDAQ on that date, the closing price of a share of the company’s stock as reported on the NASDAQ for that date shall be used; or (y) if the shares are not listed on the NASDAQ but are listed on a national or regional securities exchange (domestic or foreign) other than the NASDAQ on that date, the closing price of a share of the company’s stock as reported on such other national or regional securities exchange for that date shall be used; or (z) if neither (x) nor (y) apply, the Committee shall determine the closing price of a share of the company’s stock in good faith. For purposes of (y) above, if the company’s stock is listed on more than one national or regional securities exchange other than the NASDAQ on the particular date, then following exchange shall be used: the NYSE; or if shares are not listed on the NYSE, the largest exchange on which the shares are listed.

In calculating TSR for any company, the company’s Beginning Price will be equitably adjusted for any stock split or reverse stock split affecting the company’s stock during the Performance Period.

iii)

Comparison Group. The Comparison Group consists of the following [NUMBER] companies: [INSERT PEER GROUP]. A company will be removed from the Comparison Group for the entire Performance Period in the event the company is acquired or the company’s stock ceases to be publicly traded during the Performance Period; however, no adjustment will be made in the composition of the Comparison Group in the event of the bankruptcy, delisting or liquidation of a company included in the Comparison Group.

b.	Employment Requirements.

i)

Normal Vesting. Except as provided in Sections 2(b)(ii) and 2(b)(iii) below, you will vest in your Eligible Award on the third anniversary of the Grant Date (the “Vesting Date”) provided that you remain continuously employed with the Company or any Subsidiary during the period beginning on the Grant Date and ending on the Vesting Date (the “Service Period”), and you will immediately forfeit all of your Performance Shares upon your termination of employment with the Company and its Subsidiaries prior to the Vesting Date.

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ii)

Death or Disability. If you terminate employment with the Company and its Subsidiaries due to death or Disability prior to the Vesting Date, you will vest in a pro rata portion of your Target Award on the date of such termination of employment and you will forfeit the remainder of your Performance Shares on such date. The portion of your Target Award that will vest under the immediately prior sentence shall be determined by multiplying the number of Performance Shares specified in your Target Award by a fraction, the numerator of which is the total number of calendar days during which you were employed by the Company and its Subsidiaries during the Service Period and the denominator of which is 1097 rounded up to the nearest whole number of Performance Shares (as necessary). Your Disabled status must become effective prior to the date on which payment of vested Performance Shares due to your separation from service would otherwise be required pursuant to Section 4 below in order to be recognized under this Agreement.

iii)	Impact of Change in Control.

A.

In General. In the event the effective date of a Change in Control occurs prior to the Vesting Date, then on the effective date of the Change in Control you will forfeit all of your Performance Shares other than the number of Performance Shares that would have comprised your Eligible Award calculated as if the effective date of the Change in Control were also the last day of the Performance Period (your “CIC Award”).

Except as provided in Section 2(b)(iii)(B), (C) and (D) below, you will vest in your CIC Award on the Vesting Date, provided that you are continuously employed with the Company or any Subsidiary from the Grant Date until the Vesting Date. Upon the effective date of a Change in Control, all references in this Agreement to employment with the Company and its Subsidiaries shall be deemed to include employment with the surviving entity in such Change in Control and its subsidiaries, and any transfer of employment from the Company or any Subsidiary to the surviving entity in such Change in Control or any of its subsidiaries shall not constitute a termination of employment or otherwise interrupt your continuous employment for purposes of this Agreement.

B.	Award not Assumed. If the surviving entity in the Change in Control does not assume the CIC Award, then you will vest in your CIC Award on the effective date of the Change in Control.

C.	Death or Disability. If you terminate employment with the Company and its Subsidiaries due to death or Disability after the

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effective date of a Change in Control and prior to the Vesting Date, you will vest in a pro rata portion of your CIC Award on the date of such termination of employment and you will forfeit the remainder of your CIC Award on such date. The portion of your CIC Award that will vest under the immediately prior sentence shall be determined by multiplying the number of Performance Shares in your CIC Award by a fraction, the numerator of which is the total number of calendar days during which you were employed by the Company and its Subsidiaries during the Service Period and the denominator of which is 1097, rounded up to the nearest whole number of Performance Shares (as necessary). Your Disabled status must become effective prior to the date on which payment of vested Performance Shares due to your separation from service would otherwise be required pursuant to Section 4 below in order to be recognized under this Agreement.

D.

Termination of Employment without Cause or for Good Reason. In the event of your involuntary termination of employment with the Company and its Subsidiaries without Cause or your termination of employment with the Company and its Subsidiaries for Good Reason, in either case within 24 months after the effective date of a Change in Control and prior to the Vesting Date, you will vest in your CIC Award on the date of such termination of employment.

iv)

No Other Special Vesting Rights. No accelerated vesting of your Performance Shares will apply except as specified in Section 2(b)(ii) and (iii) above. If you forfeit your Performance Shares at any time, you will cease to have any rights with respect to such forfeited Performance Shares.

c.	Definitions.

i)	Cause. As used herein, the term “Cause” shall mean:

A.

your continued failure to substantially perform your duties with the Company and its Subsidiaries (other than (x) any such failure resulting from your incapacity due to physical or mental illness or (y) if you are a participant in the Company’s Change in Control Severance Plan, any such failure after the issuance of a Notice of Termination by you for Good Reason pursuant to clause (A) or (E) of the definition set out in paragraph (ii) below), after a written demand for substantial performance is delivered to you by the Board or the Chief Executive Officer (or, if you are not the Chief Executive Officer or an Executive Vice President, a written determination by the Company or Subsidiary employee to whom you report directly), which demand specifically identifies the

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manner in which the Board, Chief Executive Officer or other individual (as applicable) believes that you have not substantially performed your duties;

B.	your willful engagement in conduct that is demonstrably and materially injurious to the Company and its Subsidiaries, monetarily or otherwise; or

C.

your conviction of, or entering into a plea of either guilty or nolo contendere to, any felony, including, but not limited to, a felony involving moral turpitude, embezzlement, theft or similar act that occurred during or in the course of your employment with the Company and its Subsidiaries.

Your separation from service shall not be deemed to be for “Cause” unless and until the Company delivers to you a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the Board (or, if you are not the Chief Executive Office or an Executive Vice President, a written determination by the Company or Subsidiary employee to whom you report directly), finding that you are guilty of the conduct described in any of clauses (A)—(C) above, after having afforded you a reasonable opportunity to appear (with counsel) before the Board or other individual (as applicable). Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, you will have thirty (30) days from the delivery of the Notice of Termination by the Company within which to cure any acts constituting “Cause”; provided, however, that if the Company reasonably expects irreparable injury from a delay of thirty (30) days, the Company may give you notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of your employment without notice and with immediate effect.

An act, or failure to act, shall not be deemed to be “willful” unless it is done, or omitted to be done, by you in bad faith or without a reasonable belief that the action or omission was in the best interests of the Company and its Subsidiaries.

ii)	Good Reason. As used herein, the term “Good Reason” shall mean the occurrence of any one or more of the following if you are a participant in the Company’s Change in Control Severance Plan:

A.

the assignment of any duties to you that are materially inconsistent with your responsibilities for the Company and its Subsidiaries as in effect immediately prior to the effective date of a Change in Control or a significant adverse alteration in your responsibilities

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for the Company and its Subsidiaries from those in effect immediately prior to the effective date of a Change in Control; or

B.

a material reduction in your annual base salary as in effect on the Grant Date (as such annual base salary may be increased from time to time), except for across-the-board annual base salary reductions affecting similarly-situated executives of the Company and its Subsidiaries; or

C.

a material reduction in your target annual cash incentive as in effect immediately prior to the effective date of a Change in Control without replacement by a reasonably comparable alternative arrangement; or

D.

a material reduction in the aggregate benefits and compensation, including paid time off, welfare benefits, short-term incentives, pension, life insurance, healthcare, and disability plans, as compared to such aggregate benefits and compensation in effect immediately prior to the effective date of a Change in Control; or

E.

the relocation of offices of the Company or its Subsidiaries at which you are principally employed immediately prior to the effective date of a Change in Control to a location more than fifty miles (or such longer distance that is the minimum permissible distance under the circumstances for purposes of the involuntary separation from service standards under the Treasury Regulations or other guidance under Code Section 409A) from such location, except for required travel on business for the Company or any Subsidiary to an extent substantially consistent with your business travel obligations prior to the effective date of a Change in Control; or

F.	the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Award Agreement;

provided, however, that you will only have Good Reason if you provide Notice of Termination to the Company of the existence of the event or circumstance constituting Good Reason specified in any of the preceding clauses within ninety (90) days of the initial existence of such event or circumstances and if such event or circumstance is not cured within thirty (30) days after you give such Notice of Termination. If you initiate your separation from service for Good Reason, the actual separation from service must occur within sixty (60) days after the date of the Notice of Termination. Your failure to timely give Notice of Termination of the occurrence of a specific event that would otherwise constitute Good

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Reason will not constitute a waiver of your right to give notice of any new subsequent event that would constitute Good Reason that occurs after such prior event (regardless of whether the new subsequent event is of the same or different nature as the preceding event).

If you are not a participant in the Company’s Change in Control Severance Plan, then the provisions of this Agreement with respect to Good Reason do not apply to you.

iii)

Notice of Termination. As used herein, the term “Notice of Termination” shall mean a written notice of termination of employment for Cause or Disability given by the Company to you or a written notice of termination of employment for Good Reason given by you to the Company, which notice states the specific termination provision in this Agreement relied upon for the termination, sets forth in reasonable detail the facts and circumstances claimed to provide the basis for termination under the provision so indicated, and specifies your date of termination. Such notice shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or when sent by express U.S. mail or overnight delivery through a national delivery service (or an international delivery service in the case of an address outside the U.S.) with signature required. Notice to the Company shall be directed to the attention of the Secretary of the Company at the address of the Company’s headquarters, and notice to you shall be directed to you at the most recent personal residence on file with the Company.

3.	Rights as Stockholder

You shall have no voting, dividend or any other rights as a stockholder of the Company with respect to your Performance Shares. Upon the issuance of shares of the Company’s common stock (“Common Stock”) pursuant to Section 4 below, you shall obtain full voting and other rights of a stockholder of the Company as to such shares.

4.	Payment

a.

Time of Payment. Within 30 days after each of the following dates (except as provided otherwise in Section 9 below), the vested portion of your Performance Shares, as of such date (if any) shall be paid to you:

i)	The Vesting Date;

ii)	The date of your termination of employment; and

iii)	The effective date of a Change in Control.

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b.

Form of Payment. Vested Performance Shares will be paid by issuance to you and registration in your name of a certificate or certificates for (or evidencing in book entry or similar account) a number of shares of Common Stock equal to the number of Performance Shares subject to payment. Such shares will not be subject to any restrictions under this Agreement, but may be subject to certain restrictions under applicable securities laws.

5.	Withholding

You are required to pay to the Company all applicable federal, state, local or other taxes, domestic or foreign, with respect to any payment made to you hereunder in the form of shares of Common Stock (the “Required Tax Payments”). Generally, all Required Tax Payments will be satisfied by the Company withholding shares of Common Stock otherwise to be delivered to you, having a Fair Market Value on the date the tax is to be determined, sufficient to make the Required Tax Payments. The Company will withhold the whole number of shares sufficient to make the Required Tax Payments (but if this would cause adverse accounting then the Company will withhold one less share and you must pay cash to the Company in an amount equal to any withholding due in excess of the Fair Market Value of the shares withheld). If you are a Vice President or more senior officer, you may make arrangements to pay the Required Tax Payments by check rather than by share withholding.

6.	Transferability

Your Performance Shares may not be sold, pledged, assigned or transferred in any manner; any such purported sale, pledge, assignment or transfer shall be void and of no effect.

7.	Conformity with Plan

Your Performance Shares are intended to conform in all respects with, and are subject to, all applicable provisions of the Plan which is incorporated herein by reference. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan except as expressly provided otherwise in this Agreement. The Committee reserves its right to amend or terminate the Plan at any time without your consent; provided, however, that your Performance Shares shall not, without your written consent, be adversely affected thereby (except to the extent the Committee reasonably determines that such amendment or termination is necessary or appropriate to comply with applicable law or the rules or regulations of any stock exchange on which the Company’s stock is listed or quoted). All interpretations and determinations of the Committee or its delegate shall be final, binding and conclusive upon you and your legal representatives with respect to any question arising hereunder or under the Plan or otherwise, including guidelines, policies or regulations which govern administration of the Plan. By acknowledging this Agreement through the Plan website, you agree to be bound by all of the terms of the Plan and acknowledge availability and accessibility of the Plan document, the Plan Prospectus, and either the Company’s latest annual report to

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shareholders or annual report on Form 10-K on the Plan and/or Company websites. You understand that you may request paper copies of the foregoing documents by contacting the Company’s Senior Director, Total Rewards.

8.	Restrictions on Shares

If the Committee determines that the listing, registration or qualification upon any securities exchange or under any law of shares subject to issuance pursuant to the Performance Shares is necessary or desirable as a condition of, or in connection with, the granting of same or the issue or purchase of shares thereunder, no shares may be issued unless such listing, registration or qualification is effected free of any conditions not acceptable to the Committee. All certificates for shares of Common Stock delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any listing standards of any exchange or self-regulatory organization on which the Common Stock of the Company is listed, and any applicable federal or state laws; and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions. In making such determination, the Committee may rely upon an opinion of counsel for the Company. The Company shall have no liability to deliver any shares under the Plan or make any other distribution of the benefits under the Plan unless such delivery or distribution would comply with all applicable state, federal, and foreign laws (including, without limitation and if applicable, the requirements of the Securities Act of 1933), and any applicable requirements of any securities exchange or similar entity. The Committee shall be permitted to amend this Agreement in its discretion to the extent the Committee determines that such amendment is necessary or desirable to achieve compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and the guidance thereunder.

9.	Compliance with Section 409A

a.	This Agreement shall be construed and administered in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or an applicable exemption from Code Section 409A.

b.

To the extent that any compensation payable under this Agreement constitutes deferred compensation within the meaning of Code Section 409A and the Department of Treasury regulations and other guidance thereunder, (i) any provisions of this Agreement that provide for payment of compensation that is subject to Section 409A and that has payment triggered by your termination of employment other than on account of your death shall be deemed to provide for payment that is triggered only by your “separation from service” within the meaning of Treasury Regulation Section §1.409A-1(h) (a “Section 409A Separation from Service”), (ii) if you are a “specified employee” within the meaning of Treasury Regulation Section §1.409A-1(i) on the date of your Section

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409A Separation from Service (with such status determined by the Company in accordance with rules established by the Company in writing in advance of the “specified employee identification date” that relates to the date of such Section 409A Separation from Service or in the absence of such rules established by the Company, under the default rules for identifying specified employees under Treasury Regulation Section 1.409A-1(i)), such compensation triggered by such Section 409A Separation from Service shall be paid to you six months following the date of such Section 409A Separation from Service (provided, however, that if you die after the date of such Section 409A Separation from Service, this six month delay shall not apply from and after the date of your death), and (iii) to the extent necessary to comply with Code Section 409A, the definition of change in control that applies under Code Section 409A shall apply under this Agreement to the extent that it is more restrictive than the definition of Change in Control that would otherwise apply. You acknowledge and agree that the Company has made no representation regarding the tax treatment of any payment under this Agreement and, notwithstanding anything else in this Agreement, that you are solely responsible for all taxes due with respect to any payment under this Agreement.

10.	Recoupment

If it is discovered that you engaged in misconduct which resulted in the receipt of any payment under this Agreement which otherwise would not have been made, you may be required to repay the Company, or any successor company, for any or all payments paid as a result of such misconduct. The Company may recoup such payment up to the later of three years after the date of the payment or the discovery of the misconduct. Recoupment may be accompanied by other disciplinary action up to and including termination.

11.	Employment and Successors

Nothing in the Plan or this Agreement shall serve to modify or amend any employment agreement you may have with the Company or any Subsidiary or to interfere with or limit in any way the right of the Company or any Subsidiary to terminate your employment at any time, or confer upon you any right to continue in the employ of the Company or any Subsidiary for any period of time or to continue your present or any other rate of compensation subject to the terms of any employment agreement you may have with the Company. The grant of your Performance Shares shall not give you any right to any additional awards under the Plan or any other compensation plan the Company has adopted or may adopt. The agreements contained in this Agreement shall be binding upon and inure to the benefit of any successor of the Company.

12.	Amendment

The Committee may amend this Agreement by a writing that specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, provided that no such amendment shall adversely affect in a material way your rights

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hereunder without your written consent (except to the extent the Committee reasonably determines that such amendment or termination is necessary or appropriate to comply with applicable law or the rules or regulations of any stock exchange on which the Company’s stock is listed or quoted). Without limiting the foregoing, the Committee reserves the right to change, by written notice to you, the provisions of the Performance Shares and this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant of the Performance Shares as a result of any change in applicable law or regulation or any future law, regulation, ruling, or judicial decisions; provided that, any such change shall be applicable only to that portion of your Performance Shares that are then subject to restrictions as provided herein.

13.	Notices

Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company as follows:

Office Depot, Inc.

[CONTACT INFORMATION]

Any notice to be given under the terms of this Agreement to you shall be addressed to you at the address listed in the Company’s records. By a notice given pursuant to this Section 13, either party may designate a different address for notices. Any notice shall be deemed to have been duly given when personally delivered (addressed as specified above) or when enclosed in a properly sealed envelope (addressed as specified above) and deposited, postage prepaid, with the U.S. postal service or an express mail company.

14.	Severability

If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any section of this Agreement (or part of such a section) so declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to the terms of such section or part of a section to the fullest extent possible while remaining lawful and valid.

15.	Entire Agreement

This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings, oral or written, with respect to the subject matter herein. By acknowledging this Agreement online through the Plan website, you accept the Performance Shares in full satisfaction of any and all obligations of the Company to grant performance shares to you as of the date hereof.

16.	Governing Law

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This Agreement will be governed by and enforced in accordance with the laws of the State of Florida, without giving effect to its conflicts of laws rules or the principles of the choice of law.

17.	Venue

Any action or proceeding seeking to enforce any provision of or based on any right arising out of this Agreement may be brought against you or the Company only in the courts of the State of Florida or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Florida, West Palm Beach Division; and you and the Company consent to the jurisdiction of such courts in any such action or proceeding and waive any objection to venue laid therein.

To confirm your understanding and acknowledgment of the terms contained in this Agreement, please log onto the Plan website and follow the online instructions for acknowledging your Performance Shares.

Very truly yours,

OFFICE DEPOT, INC.

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